UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 9, 2012

FRANKLIN CREDIT MANAGEMENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-54781	75-2243266
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Hudson Street Jersey City, New Jersey (Address of Principal Executive Offices)	07302 (Zip Code)

Registrant’s telephone number, including area code: (201) 604-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) Effective November 9, 2012, Paul Colasono was appointed by Franklin Credit Management Corporation (“FCRM”) to the position of Executive Vice President and Chief Operating Officer, and Kimberley Shaw was appointed Chief Financial Officer.

Mr. Colasono had been, until November 9, 2012, the Executive Vice President and Chief Financial Officer of FCRM, a position he had held since April 2005. Mr. Colasono shall serve as Executive Vice President and Chief Operating Officer under the same employment agreement which was previously disclosed by FCRM in its Registration Statement on Form 10, filed with the Securities and Exchange Commission August 13, 2012, as amended. There are no familial relationships between Mr. Colasono and any director or executive officer of the FCRM. Since the beginning of FCRM’s last fiscal year, there have been no related party transactions between FCRM and Mr. Colasono reportable under Item 404(a) of Regulation S-K and none have currently been proposed.

Ms. Shaw, age 50, Senior Vice President, Controller and Treasurer of FCRM (positions she has held since 1998) will assume the additional position of Chief Financial Officer effective November 9, 2012. Ms. Shaw has been employed in a variety of accounting and finance related roles with FCRM since being hired in August 1998, including previously as Chief Financial Officer from August 2000 to April 1, 2001, and has approximately thirty years of experience in the accounting departments of a variety of public finance companies. She holds a B.S. in Business Administration, with a concentration in Accounting, from Ramapo College.

Ms. Shaw shall serve as Senior Vice President, Chief Financial Officer, Controller and Treasurer, without a written employment agreement. She will continue to report to Mr. Colasono. Her annual base salary is $180,000. In addition to salary, Ms. Shaw is entitled to reimbursement of business expenses in accordance with FCRM’s usual reimbursement policies and procedures. There are no familial relationships between Ms. Shaw and any director or executive officer of the FCRM. Since the beginning of FCRM’s last fiscal year, there have been no related party transactions between FCRM and Ms. Shaw reportable under Item 404(a) of Regulation S-K and none have currently been proposed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Franklin Credit Management Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2012
FRANKLIN CREDIT MANAGEMENT CORPORATION

	By:	/s/ Kevin P. Gildea
	Name:	Kevin P. Gildea
	Title:	EVP, Chief Legal Officer & Secretary